Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, effective as of July 1, 2005 (this “Agreement”), by and between Segmentz, Inc., a Delaware corporation (“Seller”), TTSI Holdings, Inc., an Indiana corporation (“Buyer”), and Paul Temple (“Temple”).

WHEREAS, Seller and Buyer desire to enter into this Agreement pursuant to which, upon the terms and subject to the conditions contained in this Agreement, Seller will sell to Buyer, and Buyer will purchase from Seller a unit of Seller’s business (the “Unit”) including certain assets and liabilities of the Unit;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1. Purchase and Sale. As of the Closing Date (as defined in Section 2.2), Seller shall sell, transfer, convey, assign and deliver to Buyer, as is, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the assets and personal property constituting the Unit, as set forth on Schedule 1.1 (collectively the “Purchased Assets”).

1.2. Assumption of Liabilities. As of the Closing Date (as defined in Section 2.2), Buyer shall assume, and shall agree to absolutely and fully pay, perform and discharge when due, the liabilities of the Unit as set forth on Schedule 1.2 (collectively, the “Assumed Liabilities”).

ARTICLE II

PURCHASE PRICE; DELIVERIES

2.1. Purchase Price. The aggregate consideration to be paid to Seller for the Purchased Assets of the Unit (the “Purchase Price”) shall consist of (i) the delivery by Buyer to Seller of a promissory note in the form of the attached Exhibit A (the “Promissory Note”), in the principal amount of $105,000], with interest at the rate of 6% per annum, payable in 60 equal monthly payments of principal and interest commencing on the one year anniversary of the date of issuance, (ii) the assumption by Buyer of the Assumed Liabilities at Closing, and (iii) the delivery by Buyer to Seller of 265,000 shares of Segmentz, Inc. common stock (the “Shares”).

2.2. Closing. The Closing (the “Closing”) shall take place at Adorno & Yoss, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301 concurrently with the execution of this Agreement, unless otherwise mutually agreed upon by the parties (the “Closing Date”).

2.3. Deliveries by Seller. At the Closing, Seller shall:

(a) Execute and deliver to Buyer a bill of sale; and

(b) Deliver to Buyer such other instruments, documents and certificates as may be reasonably requested by Buyer and are customary for transactions of this nature to effectuate the transactions contemplated hereby.

2.4. Deliveries by Buyer. At the Closing, Buyer shall:

(a) Deliver of the Promissory Note;

(b) Execute and deliver to Seller an instrument or instruments consistent with the terms hereof and reasonably satisfactory in form and substance to Seller evidencing Buyer’s assumption of the Assumed Liabilities;

(c) Deliver a certificate or certificates evidencing the Shares duly endorsed for transfer in blank; and

(d) Deliver to Seller other such instruments, documents and certificates as may be reasonably requested by Seller and are customary for transactions of this nature to effectuate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Seller represents and warrants to Buyer as follows:

(a) Organization, Good Standing, Power, Etc. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority (i) to own the Purchased Assets and carry on its business as presently being conducted and (ii) to execute, deliver and perform this Agreement and all other agreements, documents, and certificates set forth herein (the “Ancillary Documents”) which Seller is required to deliver pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

(b) Authorization of Agreement. Seller has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents which Seller is required to deliver pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Documents which Seller is required to deliver pursuant hereto has been or will be, duly and validly authorized, executed and delivered by Seller and this Agreement constitutes, and each of the Ancillary Documents constitutes or will upon execution and delivery constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(c) Title to Properties. The sale of the Purchase Assets is as is. Seller gives no representation with respect to any liens, encumbrances or exceptions to title on the Purchased Assets.

(d) Fees. Seller is not obligated to pay, and has not retained any broker or finder or any other person or entity who is entitled to, any broker’s or finder’s fee or any other commission or financial advisory fee based on any agreement or undertaking made by Seller in connection with the transactions contemplated hereby. Buyer shall not, through the transfer of the Purchased Assets or otherwise, have any obligations in respect of any such fees or commissions.

(e) Accuracy of Information; Full Disclosure. To the knowledge of Seller, none of the representations and warranties of Seller in this Agreement nor in any Ancillary Document to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading

3.2. Buyer represents and warrants to Seller as follows:

(a) Organization, Good Standing, Power, Etc. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and (b) has all requisite corporate power and authority (i) to own the Purchased Assets and carry on its business as presently being conducted and (ii) to execute, deliver and perform this Agreement and the Ancillary Documents which Buyer is required to deliver pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

(b) Authorization of Agreement. Buyer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents which Buyer is required to deliver pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Documents which Buyer is required to deliver pursuant hereto has been or will be, duly and validly authorized, executed and delivered by Buyer and this Agreement constitutes, and each of the Ancillary Documents constitutes or will upon execution and delivery constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(c) Fees. Buyer is not obligated to pay, and has not retained any broker or finder or any other person or entity who is entitled to, any broker’s or finder’s fee or any other commission or financial advisory fee based on any agreement or undertaking made by Buyer in connection with the transactions contemplated hereby. Seller shall not, through the transfer of the Purchased Assets or otherwise, have any obligations in respect of any such fees or commissions.

(d) Accuracy of Information; Full Disclosure. To the knowledge of Buyer, none of the representations and warranties of Buyer in this Agreement nor in any Ancillary Document to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading

ARTICLE IV

COVENANTS AND OTHER AGREEMENTS

4.1. Line of Credit. Concurrently with the Closing of the transactions set forth herein, Seller provide Purchase with a one year $250,000 line of credit pursuant to the terms of the Line of Credit Agreement attached hereto as Exhibit B (the “Line of Credit”) with interest to accrue at the rate of 6% per annum. Any outstanding balances at the one year maturity date shall be payable pursuant to a promissory note issued at the maturity date, with a interest to accrue at the rate of 6% per annum, payable in 60 equal monthly payments of principal and interest commencing with the month following the issuance date of said note (the “Line of Credit Note”).

4.2. Option Vesting. Concurrently with the Closing of the transactions set forth herein, Seller shall vest all common stock purchase options issued by Seller to Temple pursuant to the terms of Temple’s employment agreement with Seller.

4.3. CMS Cargo. Seller shall provide Buyer with a limited one year license to use Seller’s CMS Cargo software (the “Software”) free of charge commencing with the Closing Date, provided, however, that Buyer acknowledges that Seller shall have no obligation to update the Software or provide support with respect to the Software, and that Seller shall not be liable in any manner for any damages or losses in any way related to the Software or Buyer’s use thereof.

4.4. Release of Earn-Out Obligations. Buyer and Temple hereby release Seller from any and all earn-out obligations of Seller under the certain Asset Purchase Agreement between Seller, Temple, and Temple Trucking Services, Inc., dated November 22, 2005. The foregoing release shall be effective as of the Closing Date.

4.5. Further Assurances. Each of the parties agrees at any time and from time to time after the date hereof, at the request of the other party hereto, to execute and deliver such other documents and instruments of transfer or assignment or assumption and to do all such further acts and things as shall reasonably be necessary or desirable to effectuate the transactions contemplated hereby, including, but not limited to, issues related to collections of accounts receivable, transfer of expenses, transfer of titles, etc.

ARTICLE V

INDEMNIFICATION

5.1. Losses and Limitation. For purposes of this Agreement, the term “Loss” or “Losses” shall mean each and all of the following items: claims, losses, liabilities, obligations, payments, damages, judgments, fines, penalties, amounts paid in settlement, and any related reasonable costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees and disbursements of counsel and other experts) incurred by the person or entity seeking indemnification (the “Indemnitee”) (whether relating to claims asserted by or against third parties or to claims asserted against the party providing indemnification (the “Indemnitor”)). In the event there is a determination by any court of competent jurisdiction, appropriate regulatory body or alternative dispute resolution entity so authorized to make such determination, which shall make a finding apportioning liability, each party shall accordingly be liable to the extent of such finding of apportionment.

5.2. Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, its affiliates, and their respective officers, directors, employees, agents, consultants, representatives and successors (collectively, the “Buyer Indemnified Group”) from and against any and all Losses incurred by any of them arising out of or resulting from any of the following:

(a) the breach by Seller of any of its representations or warranties in this Agreement; and

(b) any failure by Seller to perform any of its covenants or agreements contained in this Agreement.

provided, however, that in no event shall the Seller be obligated to indemnify the Buyer Indemnified Group (or any member thereof) for any Losses suffered by them in excess of $250,000 in the aggregate with regard to all claims for indemnification hereunder.

5.3. Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its affiliates, and their respective officers, directors, employees, agents, consultants, representatives and successors (collectively, the “Seller Indemnified Group”) from and against any and all Losses incurred by any of them arising out of or resulting from any of the following:

(a) the breach by Buyer of any of its representations or warranties in this Agreement;

(b) any failure by Buyer to perform any of its covenants or agreements contained in this Agreement;

(c) any failure by Buyer to pay, perform or discharge when due any of the Assumed Liabilities; or

(d) the conduct of the business of the Buyer after the Closing Date.

5.4. Procedure for Indemnification. In the event that any Indemnitee shall incur or suffer any Losses in respect of which indemnification may be sought hereunder by Seller, on the one hand, or Buyer, on the other hand, the Indemnitee shall assert a claim for indemnification by written notice (the “Notice”) to the Indemnitor stating the nature and basis of such claim. Promptly after receipt by an Indemnitee of written notice of the assertion of a claim or the commencement of any action, litigation or proceeding by any third party (a “Third-Party Claim”) with respect to any matter for which indemnification is or may be owing pursuant to Section 5.2 or 5.3, the Indemnitee shall give Notice to the Indemnitor and shall thereafter keep the Indemnitor informed of all other information it receives with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor prompt notice and such other information as provided herein shall not relieve the Indemnitor of any of its obligations hereunder unless and then only to the extent that the Indemnitor shall have been actually prejudiced thereby. Buyer and Seller each agree to cooperate and will cause each Indemnitee to cooperate with and render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Third-Party Claim or proceeding, which assistance shall include, without limitation, making appropriate personnel reasonably available for any discovery or trial. If the Indemnitor fails or refuses to undertake the defense of any such Third-Party Claim within thirty (30) days after delivery of the Notice, the Indemnitee shall have the right to take exclusive control of the defense, negotiation and/or settlement of such Third-Party Claim at the Indemnitor’s expense. The Indemnitor shall not settle or compromise any Third-Party Claim without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed (it being understood and agreed that it shall not be unreasonable to withhold consent if the settlement does not provide for an unconditional release of the Indemnitee from all liabilities or obligations relating to the Third-Party Claim).

5.5. Payment. With respect to Third-Party Claims for which indemnification is payable under this Agreement, such indemnification shall be paid by the Indemnitor promptly upon (i) the entry of a final judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnitee; (iii) the entering into of any settlement agreement in accordance with the provisions of this Article V (or at such other time or times as shall permit compliance with the terms of such settlement agreement); or (iv) the entry of any consent order or decree binding upon the Indemnitee. Notwithstanding the foregoing, reasonable expenses of the Indemnitee which constitute Losses hereunder shall be reimbursed on a current basis by the Indemnitor.

ARTICLE VI

MISCELLANEOUS

6.1. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral and written, between the parties hereto, with respect to such subject matter, all of which are merged herein.

6.2. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Florida without regard to the conflict of law principles thereof. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, or in respect of the transactions contemplated thereby, whether in tort or contract or at law or in equity, exclusively in the courts of the State of Florida located in Broward County or in the federal courts of the United States of America located in Southeastern District of Florida (the “Chosen Courts”). Solely in connection with such actions, proceedings and claims, the parties irrevocably submit to the jurisdiction of the chosen courts, and agree not to assert as a defense in any such action, suit or proceeding that such party is not subject to the jurisdiction of the chosen courts, that such action, proceeding or claim may not be brought or is not maintainable in the chosen courts, that venue is not appropriate in the chosen courts, or that this Agreement may not be enforced in the chosen courts. Each of the parties agrees that service of process or other papers upon such party in any such action or proceeding shall be effective if notice is given in accordance with the provisions on notice contained in this Agreement. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

6.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which, when together, shall constitute one and the same instrument.

6.4. Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by Buyer without the prior written consent of Seller. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under this Agreement on any person or entity other than Buyer, Seller, or Temple, and their respective successors and permitted assigns.

6.5. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by each of the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege.

6.6. Notices. Any notice, request, claim, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally or sent by registered or certified mail (postage prepaid return receipt requested),

If to Seller, to:

Segmentz, Inc.

18302 Highwoods Preserve Parkway

Tampa, Florida 33647

Attn: Andrew Norstrud

with a copy to:

Adorno & Yoss, P.A.

Attn: Clint J. Gage

350 East Las Olas Blvd., Suite 1700

Fort Lauderdale, FL 33301

If to Buyer or Temple, to:

Paul Temple

TTSI Holdings, Inc.

P.O. Box 421078

Indianapolis, Indiana 46242

with a copy to:

Thomas L. Landwerlen, Esq.

Landwerlen & Rothkopf, L.L.P.

244 N. College Avenue

Indianapolis, Indiana 46202

or at such other address for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such.

6.7. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not effect any other provision hereof and this Agreement shall remain in force and be effectuated as if such illegal, invalid or unenforceable provision is not part of this Agreement.

6.8. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

Segmentz, Inc.

By:
Name:
Title:

TTSI Holdings, Inc.

By:
Name:
Title:

Paul Temple

With respect to the provisions of §4.5 only:

Temple Trucking Services, Inc.

By:
Its:
Name:

Schedule 1.1

Purchased Assets

1.	Cash accounts in the amount of $225,250.

2.

Location	Unit Number	Year	Model	Description
INDBAX				Scanning Station
INDBAX				Pallet Jack
INDBAX	96766	96	Int	Tractor
INDBAX	97980	97	Int	Tractor
INDBAX	102	99	GMC	Van
INDBAX	56	99	GMC	Van
INDBAX	103	99	GMC	Van
IND ADMIN				2 Forklift
IND ADMIN				5 Pallet Jacks
ASW				Scanning Station
ASW	106	2000	Ford	Van
ASW	94003	94		Trailer
ASW	94004	94		Trailer
CMI	105	2000	Ford	Van
CMI				Forklift
CMI				Forklift
SDF				Scanning Station
SDF				Phone System
SDF				Old Computers
SDF				Racking
SDF	97977	97	Int	Tractor
SDF	96569	96	Int	Tractor
SDF	101	2000	GMC	Van
SDF	104	99	GMC	Van
SDF	211545	98	Int	Straight Truck
SDF	211546	98	Int	Straight Truck
SDF	215710	98	Int	Straight Truck
SDF	224628	99	Int	Straight Truck
SDF	99808	99	GMC	Cube Truck
SDF	561686	200	Freightliner	Straight Truck
SDF	7054	98	Utility	Trailer

Misc office equipment and supplies

Schedule 1.2

Assumed Liabilities

1.	Employment Agreements with the following employees:

a.	Paul Temple
b.	Erinn M. Owen
c.	Kenneth B. Crady
d.	Thomas F. Lark
e.	Cynthia A. Blankenship

2.	The following facility leases:

a.	Dugan Reality, LLC – Indianapolis, IN
b.	Greenstreet Realty – Urbana, IL
c.	Roger A. Bair – Warsaw, IN
d.	Walter G. Howard Family Trust – Louisville, KY
e.	Bax Global – Louisville, KY
f.	Bax Global – Indianapolis, IN

3.	The following equipment leases:

Lessor:	Speedway International Trucks, Inc.
	5730 Fortune Circle W. Drive
	Indianapolis, IN 46241

Trucks

Lease #	Schedule A #	Vehicles	Term	In Service Date
T001	001	6222 (replaced #6339)	48 months	02/06/02
T001	002	8435	60 months	06/01/02
T001	003	6007, 6008	48 months	11/15/02
T001	004	7598, 7599	48 months	12/15/02

Full Maintenance Leases – Trucks

Vehicle	Term	In Service Date
529	60 months	03/21/01
531	60 months	03/23/01
533	60 months	03/21/01
532	60 months	04/16/01
528	60 months	04/19/01
527	60 months	05/04/01
530	60 months	04/06/01
635	60 months	08/23/01
632	60 months	08/13/01
633	60 months	08/13/01
634	60 months	08/13/01
630	60 months	08/17/01
631	60 months	08/17/01

4051	60 months	06/05/03
4052	60 months	06/05/03
7451	60 months	12/23/03
7452	60 months	12/23/03
7453	60 months	01/08/04
7454	60 months	01/08/04
4850	60 months	01/19/04
7455	60 months	02/05/04

Lessor:	Uhl Idealease
635 Park E. Blvd
New Albany, IN 47150

Schedule A #	Vehicles	Term	In Service Date
A1	321540	36 months	02/16/02

Lessor:	XTRA Lease, Inc.
1801 Park 270 Drive 400
St. Louis. MO 63146-4020

Vehicle #	Term	In Service Date
Lease Agreement: 065L159

Schedule A-1
U47173	36 months	11/03/03
U47174	36 months	10/13/03
U47176	36 months	11/06/03
U47177	36 months	11/07/03
U47178	36 months	11/10/03
U47175	36 months	11/04/03

Schedule A-2
U31233	36 months	07/01/03
U31309	36 months	06/11/03

Schedule A-3
394612	18 months	06/06/03

Lessor:	Dell Financial Services L.P.
One Dell Way
Round Rock, TX 78682

Lease #	Term	Lease Date	Equipment
003-006103379-001	36 months	09/06/02	(6) Desktop computers (3) Laptop computers
003-006103379-002	36 months	05/29/03	(6) Desktop computers (1) Laptop computer

Lessor:	Great America Leasing Corp
P. O. Box 609
Cedar Rapids, IA 52406-0609

Lease #	Term	Lease Date	Equipment
208262	60 months	05/29/03	Toshiba CTX phone system

Lessor:	Lanier Worldwide
2200 Parklane Drive NE
Atlanta, GA 30348

Lease #	Term	Lease Date	Equipment
3220798	60 months	12/23/02	Lanier model 2138 Network printer/fax/scanner

Lessor:	Lanier Worldwide
4667 N. Royal Atlanta Dr.
Tucker, GA 30084

Lease #	Term	Lease Date	Equipment
001-0111779-095	60 months	8/22/03	Lanier model LD 035 Network printer/fax

Lessor:	IOS Capital
IKON Financial Services
P. O. Box 9115
Macon, GA 31208-9115

Lease #	Term	Lease Date	Equipment
A75664	60 months	05/23/02	Cannon Image Runner Copier/fax network printer

Exhibit A

Promissory Note

Exhibit B

Line of Credit Promissory Note